Exhibit 16

KPMG LLP Suite 1700 100 North Tampa Street Tampa, FL 33602

March 18, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Danka 401(k) Profit Sharing Plan (formerly known as Danka Office Imaging Company 401(k) Profit Sharing Plan), for which the issuer of the securities held pursuant to the plan is Danka Business Systems PLC and, under the date of May 20, 2003, we reported on the financial statements and supplemental schedule of assets (held at end of year) of Danka Office Imaging Company 401(k) Profit Sharing Plan as of and for the years ended December 31, 2002 and 2001. On July 6, 2004, our appointment as principal accountants was terminated. We have read Danka 401(k) Profit Sharing Plan’s statements included under Item 4 of its Form 8-K/A dated March 18, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Danka 401(k) Profit Sharing Plan’s statement that it was the intent to terminate KPMG, LLP as of October 10, 2003, we are not in a position to agree or disagree with Danka 401(k) Profit Sharing Plan’s statement that the change was approved by the Audit Committee of the Board of Directors and we are not in a position to agree or disagree with Danka 401(k) Profit Sharing Plan’s statement that Ernst & Young LLP was not consulted prior to their engagement regarding the application of accounting principles to any specific transactions, either completed or proposed, or the type of audit opinion that might be rendered on Danka 401(k) Profit Sharing Plan’s financial statements, or any matter that was either the subject of a disagreement or a reportable event.

Very truly yours,

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.